EXHIBIT 10.7

EXECUTION VERSION

December 24, 2007

India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland  20814

Re:  Issuance of India Globalization Capital, Inc. Common Stock

Dear Sir:

This letter agreement (this “Agreement”) confirms the agreement between India Globalization Capital, Inc. (the “Company”) and the undersigned relating to certain restrictions on transfer of shares of the Company’s common stock (the “Common Stock”) to be issued to the undersigned pursuant to the Note Purchase Agreement dated as of even date hereto.  Certain capitalized terms used herein are defined in the Note Purchase Agreement.

The Company intends to raise funds in a private placement of promissory notes (the “Notes”) and shares of Common Stock.  Further, the Company intends to issue 446,226 shares of Common Stock (the “Shares”) to the undersigned upon the terms and conditions of the Note Purchase Agreement and in consideration of the undersigned’s guaranty of the Notes.  As a condition thereto, the undersigned has agreed to the terms set forth herein and recognizes that the private placement is of benefit to the undersigned and will benefit the Company.  The undersigned acknowledges further that investors in the private placement of the Notes are relying on the representations and agreements of the undersigned contained in this Agreement in purchasing the Notes in the private placement.
In consideration of the foregoing, the undersigned hereby agrees that he will not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer for sale, contract or grant any option to sell, pledge or transfer the Shares, for a period commencing on the date of the issuance of the Shares in accordance with the Note Purchase Agreement and continuing for nine months following the consummation of a Business Combination (the “Lock-Up Period”).

Notwithstanding the foregoing, during the Lock-Up Period, the undersigned may, without the prior written consent of the Company, transfer the Shares (i) as a bona fide gift or gifts, provided that before such transfer the donee or donees agree in writing to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or immediate family of the undersigned, provided that before such transfer the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that before such transfer the transferee agrees in writing to be bound by the restrictions set forth herein. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, but not more remote than a first cousin.

The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland as applied to contracts to be performed in Maryland.  This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.
Sincerely,

Ranga Krishna

Acknowledged, Agreed, and Accepted:

India Globalization Capital, Inc.

By:____________________________
Ram Mukunda
President and Chief Executive Officer